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Yahoo! Inc.

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Yahoo! Inc. issued the following press release on July 7, 2008.
YAHOO! STATEMENT IN RESPONSE TO CARL ICAHN’S LATEST OPEN LETTER
Sunnyvale, CA, July 7, 2008 — Yahoo! Inc. (Nasdaq: YHOO), a leading global Internet company, today issued the following statement in response to Carl Icahn’s latest open letter to Yahoo! stockholders:
Yahoo!’s Board of Directors continues to stand ready to enter into negotiations with Microsoft Corporation for an acquisition of Yahoo!. Indeed, as recently as June, Yahoo!’s independent directors and management approached Steve Ballmer about just such a transaction, only to be told that Microsoft was no longer interested even in the price range which they had previously proposed. Now Mr. Ballmer and Mr. Icahn have teamed up in an apparent effort to force Yahoo! into selling to Microsoft its Search business at a price to be determined in a future “negotiation” between Mr. Icahn’s directors and Microsoft’s management. We feel very strongly that this would not lead to an outcome that would be in the best interests of Yahoo!’s stockholders. If Microsoft and Mr. Ballmer really want to purchase Yahoo!, we again invite them to make a proposal immediately. And if Mr. Icahn has an actual plan for Yahoo! beyond hoping that Microsoft might actually consummate a deal which they have repeatedly walked away from, we would be very interested in hearing it.
About Yahoo! Inc.
Yahoo! Inc. is a leading global Internet brand and one of the most trafficked Internet destinations worldwide. Yahoo! is focused on powering its communities of users, advertisers, publishers, and developers by creating indispensable experiences built on trust. Yahoo! is headquartered in Sunnyvale, California.
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Yahoo! and the Yahoo! logos are trademarks and/or registered trademarks of Yahoo! Inc. All other names are trademarks and/or registered trademarks of their respective owners.
Media Contacts:
Brad Williams
Yahoo! Inc.
(408) 349-7069
bhw@yahoo-inc.com
Adam Miller / Winnie Lerner
The Abernathy MacGregor Group for Yahoo! Inc.
(212) 371-5999
alm@abmac.com / wal@abmac.com
Investor Contact:
Marta Nichols
Yahoo! Inc.
(408) 349-3527
mnichols@yahoo-inc.com